UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

VICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10390 Pacific Center Court

San Diego, CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 646-1100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2009, Vical Incorporated entered into a common stock purchase agreement with certain institutional investors relating to the issuance and sale of 2,754,821 shares of Vical’s common stock. The shares of common stock will be sold at a purchase price of $3.63 per share for gross proceeds of approximately $10.0 million. The closing of the offering is expected to take place on July 30, 2009, subject to the satisfaction of customary closing conditions. The form of common stock purchase agreement is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

The common stock will be issued pursuant to a prospectus supplement which will be filed with the Securities and Exchange Commission, in connection with a shelf takedown from Vical’s registration statement on Form S-3 (File No. 333-159103) which became effective on May 20, 2009. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On July 28, 2009, Vical issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

The foregoing description of the common stock purchase agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

99.1	Form of Common Stock Purchase Agreement

99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Dated: July 28, 2009	By:	/s/ Jill M. Broadfoot
Jill M. Broadfoot
Senior Vice President, Chief Financial Officer and Secretary